Exhibit G

EXECUTION VERSION

FACILITY AGREEMENT

DATED 12 DECEMBER 2021

USD95,000,000

K-SURE OVERSEAS INVESTMENT INSURANCE (INVESTMENT
FINANCING) FACILITY

FOR

SK ECOPLANT CO., LTD.

as Borrower

PROVIDED BY

BNP PARIBAS

acting as Lender

and

BNP PARIBAS

acting as Mandated Lead Arranger and Bookrunner

i

THIS AGREEMENT is dated 12 December 2021 and is made BETWEEN:

(1)	SK ECOPLANT CO., LTD. (the Borrower), organised under the laws of the Republic of Korea with its principal place of business at 19 Yulgok-ro 2-gil, Jongno gu, Seoul 03143, Korea and with company registration number 110111-0038805;

(2)	BNP PARIBAS, a public limited company (société anonyme) incorporated in the Republic of France with the liability of its members being limited and having its head office at 16 boulevard des Italiens, 75009 Paris, France and having a branch at 63/F Two International Finance Centre, 8 Finance Street in Hong Kong; and

(3)	BNP PARIBAS, a public limited company (société anonyme) incorporated in the Republic of France with the liability of its members being limited and having its head office at 16 boulevard des Italiens, 75009 Paris, France and having a branch at 63/F Two International Finance Centre, 8 Finance Street in Hong Kong in its capacity as the mandated lead arranger and bookrunner (the Mandated Lead Arranger and Bookrunner).

BACKGROUND

(A)	The Borrower intends to acquire certain redeemable and convertible preferred stock of Bloom Energy Corporation, a public company listed in the New York Stock Exchange, with its principal place of business at 4353 North First Street, San Jose, CA 95134 (the Issuer), pursuant to the Securities Purchase Agreement.

(B)	To finance a portion of the Acquisition Price, the Lender has agreed, subject to the terms and conditions of the Finance Documents, to make available to the Borrower a Facility in an aggregate amount not exceeding USD95,000,000.

(C)	The Lender will benefit from the K-SURE Insurance Policy which will provide political and commercial risk cover for 100 per cent. of the Facility.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acquisition means the issuance and sale by the Issuer, and the subscription and purchase by the Borrower (or the Acquisition SPV), of the 10,000,000 (as adjusted pursuant to the Securities Purchase Agreement) redeemable convertible preferred stock (RCPS) in the Issuer pursuant to the Securities Purchase Agreement.

Acquisition Closing Date means the date on which the Borrower (and, if applicable, the Acquisition SPV) consummates the Acquisition pursuant to the Securities Purchase Agreement.

Acquisition Documents means:

(a)	the Securities Purchase Agreement;

(b)	(if any) the Investor Agreement; and

(c)	any other document designated as an “Acquisition Document” by the Lender and the Borrower.

Acquisition Price means the total purchase price for the Acquisition payable by the Borrower to the Issuer pursuant to the Securities Purchase Agreement.

Acquisition Shares means:

(a)	10,000,000 (as adjusted pursuant to the Securities Purchase Agreement) redeemable convertible preferred stock (RCPS) in the Issuer subscribed and purchased by the Borrower (or the Acquisition SPV); and

(b)	any Conversion Shares (as defined in the Securities Purchase Agreement).

Acquisition SPV means a special purpose vehicle to be formed by the Borrower to consummate the transactions contemplated by the Securities Purchase Agreement and the Investor Agreement.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Anti-Corruption Laws means all laws, rules and regulations of any jurisdiction concerning or relating to bribery, money laundering or corruption including, without limitation, laws and regulations of the Sanctions Authorities.

Annual Financial Statements means the financial statements for a financial year delivered pursuant to paragraph (a)(i) of Clause 18.1 (Financial statements).

Authority means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial or government-owned body, department, commission, authority, tribunal, or agency or entity or central bank (or any person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank) in a relevant jurisdiction.

Availability Period means the period from and including the date of this Agreement to and the date falling one (1) month after the date of this Agreement.

Borrower’s Original Financial Statements means the audited financial statements of the Borrower for the year ended 31 December 2020.

Break Costs means the aggregate amount (if any) determined by the Lender by which:

(a)	the interest (excluding Margin) which the Lender would have received for the period from the date of receipt of any part of its share in the Loan or Unpaid Sum to the last day of the applicable Interest Period for the Loan or Unpaid Sum if the principal or Unpaid Sum received had been paid on the last day of that Interest Period;

exceeds

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

Business Day means a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in Seoul, Hong Kong and (in relation to any date for payment or purchase of US Dollar) New York and (in relation to the fixing of an interest rate) which is a US Government Securities Business Day.

Central Bank Rate means:

(a)	the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

Code means the US Internal Revenue Code of 1986.

Commitment means USD95,000,000 to the extent not cancelled, transferred or reduced under this agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 3 (Form of Compliance Certificate) or in form and substance satisfactory to the Lender.

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, lapse of time, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Event of Default means an event or circumstance specified as such in Clause 23 (Default).

Facility means the K-SURE overseas investment insurance (investment financing) term loan facility made available to the Borrower under this Agreement.

Fallback Interest Payment means the aggregate amount of interest that is, or is scheduled to become, payable under paragraph (a), (b) or (c) of Clause 9.1 (Unavailability of Term SOFR).

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

Final Maturity Date means the date falling 36 months from the last day of the Availability Period.

Finance Document means:

(a)	this Agreement; and

(b)	any other document designated as such by the Lender and the Borrower, and Finance Documents means all of them.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance credit (including any dematerialised equivalent);

(c)	any amount raised pursuant to any bond, note, debenture, loan stock or other similar instrument, in each case, which are not treated as equity instruments in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the relevant entity;

(d)	any redeemable preference share which are redeemable at the option of the holder of such redeemable preference share before the Final Maturity Date which are not treated as equity instruments in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the relevant entity;

(e)	the amount of any liability in respect of any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the relevant entity;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis or, if sold or discounted on a limited recourse basis, to the extent of such recourse only);

(g)	the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset, in each case required to be accounted for as a borrowing in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the relevant entity;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the mark-to-market value shall be taken into account);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing and required to be accounted for as a borrowing in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the relevant entity;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution (excluding any performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of any members of the Group arising in the ordinary course of trading of that member of the Group); or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

Funding Rate means any rate notified by the Lender to the Borrower pursuant to paragraph (a)(ii)of Clause 10.2 (Cost of funds).

Group means the Borrower and its Subsidiaries (including any Acquisition SPV).

Historic Term SOFR means the most recent Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a US Government Securities Business Day which is no more than three US Government Securities Business Days before the Quotation Day.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Illicit Origin means any origin which is illicit or fraudulent, including without limitation, drug trafficking, corruption, organised criminal activities, terrorism, money laundering or fraud or from any Restricted Party or Sanctioned Country.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) or K- SURE’s overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by the Lender, any of its Affiliates or K-SURE but only to the extent it is attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document, or, in the case of K-SURE, making available the K-SURE Insurance Policy.

Interest Period means each period determined in accordance with Clause 8.1 (Selection) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 7.3 (Interest on overdue amounts).

Investor Agreement means the investor agreement (if any) by and between the Borrower, Acquisition SPV and the Issuer, dated on or around the date of the Utilisation Date, in substantially the form as prescribed in the Securities Purchase Agreement, as the same may be amended from time to time.

KEXIM Facility Agreement means the loan agreement dated on or around the date of this Agreement between among others, the Borrower and the Export-Import Bank of Korea in connection with the financing of the Acquisition Price.

K-SURE means Korea Trade Insurance Corporation.

K-SURE Insurance Policy means the policy of overseas investment insurance (investment financing) issued by K-SURE in respect of the Facility, together with the general terms and conditions of overseas investment insurance (investment financing) (haewye tujabohoem (tujakeumyoong)) and supplemental agreement in respect of the cover over the Facility.

K-SURE Insurance Proceeds means any and all insurance moneys, recoveries and/or any other amounts payable by K-SURE under the K-SURE Insurance Policy.

K-SURE Premium means the premium payable to K-SURE under the K-SURE Insurance Policy in respect of the cover provided by K-SURE under the K-SURE Insurance Policy, as such premium is determined by K-SURE in accordance with Clause 2.3.

Lender means:

(a)	the Original Lender; or

(b)	any person which becomes a Party in accordance with Clause 27.2 (Assignments and transfers by the Lender).

Loan means, unless otherwise stated in this Agreement, the principal amount of the borrowing under this Agreement or the principal amount outstanding of such borrowing.

Margin means 0.65 per cent. per annum.

Market Disruption Rate means the percentage rate per annum which is the Reference Rate.

Material Adverse Effect means a material adverse effect on:

(a)	the business, assets or financial condition of the Borrower or the Group as a whole (after taking into account all relevant circumstances);

(b)	the ability of the Borrower to perform its payment or material obligations under any Finance Document;

(c)	the legality, validity or enforceability of any Finance Document; or

(d)	any right or remedy of the Lender in respect of a Finance Document.

Material Subsidiary means any Subsidiary of the Borrower whose Total Assets represent (or, in the case of a Subsidiary acquired after the end of the financial period to which the then latest financial statement of the Borrower and its Subsidiaries relate, are equal to (based on its latest financial statements)) not less than 10 per cent. (10%) of the Total Assets of the Borrower and its Subsidiaries taken as a whole, all as calculated respectively by reference to the latest financial statements of such Subsidiary and the consolidated accounts of the Borrower and its Subsidiaries, in each case, for the most recently ended full fiscal year. If a Material Subsidiary disposes of all or substantially all of its assets, or merged, or consolidated with, any other entity, such other entity will immediately become a Material Subsidiary if that other entity is or becomes a Subsidiary. For the purpose of this definition, Subsidiary means an entity of which a person owns directly, or indirectly through its Subsidiaries, more than 50 per cent. (50%) of the voting capital or similar right of ownership.

Measurement Period means each period of 12 months ending on the last day of the financial year of the Borrower.

Original Lender means BNP Paribas, acting through its Hong Kong branch.

Overnight SOFR means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate)

published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Party means a party to this Agreement.

Prohibited Payment means any offer, gift, payment, promise to pay, commission, fee, loan, advantage or other consideration which would or might:

(a)	constitute bribery or an improper gift or payment under, or a breach of, any law of the jurisdiction of incorporation of the Borrower (including any law or regulation of the Sanctions Authorities);

(b)	constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997; or

(c)	constitute bribery under the Act on Preventing Bribery of Foreign Public Officials in International Business Transactions or any other similar act or regulations in Korea.

Quoted Tenor means any period for which Term SOFR is customarily displayed on the relevant page or screen of an information service.

Quotation Day means in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Rate Fixing Day means the second US Government Securities Business Day before the first day of an Interest Period or such other day as the Lender determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Rate means, in relation to the Loan:

(a)	the applicable Term SOFR as of the Quotation Date and for a period equal in length to the Interest Period of the Loan; or

(b)	as otherwise determined pursuant to Clause 9.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

Repeating Representations means the representations and warranties set out in Clause 17.2 (Status) to Clause 17.5 (Non-conflict), paragraph(a) of Clause 17.6 (No default), Clause 17.9 (Legal and beneficial ownership), Clause 17.16 (Information), 17.19 (Immunity), 17.20 (No adverse consequence), 17.21 (Jurisdiction/governing law), 17.23 (Anti-bribery, anti-corruption and anti- money laundering), 17.24 (No Prohibited Payments), 17.25 (No funds of Illicit Origin), 17.26 (Sanctions), and 17.28 (Good title to assets) or the representations and warranties which are made or deemed to be repeated under any other Finance Document.

Request means a request for the Loan, substantially in the form of Schedule 2 (Form of Request).

Restricted Party means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on any Sanctions List;

(b)	the government of, an agency or instrumentality of, or an entity directly or indirectly owned or controlled by a government of a country or territory that is the target of country- or territory- wide Sanctions;

(c)	located in, incorporated under the laws of, or acting on behalf of a person located in or organised under the laws of any Sanctioned Country; or

(d)	otherwise a target of Sanctions.

Sanctioned Country means, at any time, a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory.

Sanctions means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (OFAC), the US Department of State, the United Nations Security Council, and/or the European Union and/or the French Republic, and/or Her Majesty’s Treasury and/or the Monetary Authority of Singapore, the Hong Kong Monetary Authority or other relevant sanctions authority (together, the Sanctions Authorities).

Sanctions List means any list maintained by, or public announcement of Sanctions designation made by, any country or governmental entity referred to in the definition of “Sanctions” or any other relevant intergovernmental entity.

Securities Purchase Agreement means the securities purchase agreement dated 23 October 2021 and entered into by and between the Issuer as the company and the Borrower as investor in respect of the Acquisition, as amended from time to time.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest, security title, other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by the Borrower to the Lender under Clause 12.1 (Tax gross-up) or a payment under Clause 12.2 (Tax indemnity).

Term SOFR means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

Total Assets means, at any date, the aggregate (without duplication) total current assets and total non- current assets of an entity as set out in its most recent financial statements for the most recently ended full fiscal year.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

US means the United States of America.

USD, US Dollars and US$ means the lawful currency of the United States of America.

US Government Securities Business Day means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Utilisation Date means the date on which the Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that the Lender requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	the equivalent of one currency (the original currency) in another currency (the conversion currency) will (unless a contrary intention appears) be determined by the Lender or such person nominated by the Lender for that purpose by reference to its spot rate of exchange in

London for the purchase of the conversion currency with the original currency at or about

11.00 a.m. (London time) on the date of the determination or if no such spot rate of exchange exists on that date, by such other method as the Lender reasonably determines;

(xi)	a Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived;

(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	this Agreement is a reference to this facility agreement;

(xiv)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xvi)	the Lender’s cost of funds in relation to the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the Loan for a period equal in length to the Interest Period;

(xvii)	a Finance Document or other document includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility;

(xviii)	words denoting the singular number include the plural and vice versa;

(xix)	a day means a calendar day; and

(xx)	a time of day is a reference to Seoul time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document (other than K-SURE) may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document. The prior written consent of K-SURE will be required in relation to any decision to amend or modify the rights of K-SURE under this paragraph (c) of Clause 1.2.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of the Borrower under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Borrower is, may be or is capable of becoming outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Conflict or inconsistency between Finance Documents

In the case of any conflict or inconsistency between:

(a)	the terms of this Agreement and the K-SURE Insurance Policy, the terms of the K-SURE Insurance Policy will prevail; and

(b)	the terms of this Agreement and the terms of any other Finance Document, the terms of this Agreement will prevail.

2.	FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in an aggregate amount equal to the total Commitment.

2.2	Purpose

The proceeds of the Loan under the Facility shall only be used to finance a portion of the Acquisition Price and in an aggregate amount not exceeding USD95,000,000.

2.3	No obligation to monitor

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

2.4	K-SURE Premium

(a)	The Borrower acknowledges that the Lender benefits from the K-SURE Insurance Policy once issued and is in effect.

(b)	The Borrower and the Lender acknowledge and agree that:

(i)	the amounts of the K-SURE Premium will be solely determined by K-SURE;

(ii)	the Lender is in no way involved in the calculation or payment of any part of any K-SURE Premium;

(iii)	the Borrower will not raise against the Lender any claim or defence of any kind whatsoever in relation to the calculation or payment of any part of any K-SURE Premium; and

(iv)	no K-SURE Premium will be refundable in whole or in part in any circumstances, unless otherwise provided in the K-SURE Insurance Policy.

(c)	The Borrower must pay all K-SURE Premium under the K-SURE Insurance Policy before the Loan is advanced. For the avoidance of doubt, no proceeds of the Loan may be applied towards the payment of any K-SURE Premium.

(d)	If K-SURE at any time modifies the amount of any K-SURE Premium, and pursuant to such modification an additional amount shall be paid to K-SURE in respect of the K-SURE Premium, the Lender must notify the Borrower to that effect and of the additional amount, and the Borrower must, promptly on demand by the Lender, pay the Lender an amount equal to such additional amount.

(e)	If the Borrower has paid all K-SURE Premium under the K-SURE Insurance Policy, the Lender shall pay to the Borrower any K-SURE Premium refunded by K-SURE and received by the Lender (if any).

2.5	K-SURE Override

(a)	Nothing in this Agreement shall oblige the Lender to act (or omit to act) in a manner that is inconsistent with any requirement of K-SURE under or in connection with the K-SURE Insurance Policy.

(b)	The Lender shall not be obliged to do anything if, in its opinion, to do so could result in a breach of any requirements of K-SURE under or in connection with the K-SURE Insurance Policy or affect the validity of the K-SURE Insurance Policy.

(c)	The Borrower acknowledges that the Lender may take all such actions as it deems necessary to ensure that all requirements of K-SURE under or in connection with the K-SURE Insurance Policy are complied with.

3.	CONDITIONS PRECEDENT

3.1	Conditions precedent documents

(a)	The Request may not be given until the Lender has notified the Borrower that it has received (or waived receipt of) all of the documents and evidence set out in Schedule 1 (Conditions Precedent Documents) in form and substance satisfactory to the Lender.

(b)	The Lender must give such notification to the Borrower promptly upon being so satisfied.

3.2	Further conditions precedent

The obligations of the Lender to provide the Loan pursuant to the terms of this Agreement are subject to (i) on the date of the Request, the satisfaction of each of the following further conditions precedent other than paragraphs (e) and (f) below and (ii) on the Utilisation Date, the satisfaction of each of the following further conditions precedent:

(a)	the Repeating Representations are correct in all material respects;

(b)	the Lender has not received any notice from K-SURE requesting the Lender to suspend the making of the Loan and/or the Lender are not required by the terms of the K-SURE Insurance Policy to suspend the making of the Loan;

(c)	no occurrence, event or circumstance subsists that prohibit the Loan or the drawing of the Loan, pursuant to the terms of the K-SURE Insurance Policy;

(d)	no Default is outstanding, continuing or would result from the Loan;

(e)	the K-SURE Premium under the K-SURE Insurance Policy has been paid to K-SURE in full on or before the Utilisation Date; and

(f)	the K-SURE Insurance Policy has been issued by K-SURE and has become fully effective.

3.3	Number of Loans

No more than one (1) Loan may be utilised under the Facility.

4.	UTILISATION – LOAN

4.1	Giving of a Request

(a)	The Borrower may borrow the Loan by giving to the Lender a duly completed Request.

(b)	Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a duly completed Request is 10.30 a.m. (Hong Kong time) 2 Business Days before the date for the proposed borrowing.

(c)	The Request is irrevocable.

4.2	Completion of the Requests

(a)	The Request for the Loan will not be regarded as having been duly completed unless:

(i)	the Utilisation Date is a Business Day falling within the Availability Period;

(ii)	the amount of the Loan requested is equal to the total Commitment amount available under the Facility; and

(iii)	it is signed by the Borrower.

(b)	Only one Loan may be requested in the Request.

4.3	Advance of the Loan

If the conditions set out in this Agreement have been met, the Lender shall make the requested Loan available on the Utilisation Date to the Borrower’s bank account as specified in the Request.

4.4	Cancellation of Commitment

The Commitment which, at that time, is unutilised shall be immediately cancelled at the earlier of the end of the Availability Period and the Utilisation Date (following the occurrence of the drawdown of the Loan).

4.5	Delays in drawdown

(a)	The Lender will not be responsible for any delay in the making of the Loan resulting from any requirement for the delivery of further information or documents required by the Lender, as the case may be, to ensure that any conditions to the K-SURE Insurance Policy will be satisfied.

5.	REPAYMENT

The Borrower must repay the Loan in full on the Final Maturity Date.

6.	PREPAYMENT AND CANCELLATION

6.1	Definitions relating to mandatory prepayment

For the purposes of this Clause 6:

Full Prepayment Event means:

(a)	KEXIM has not requested or required the Borrower to apply, and the KEXIM Facility Agreement does not oblige the Borrower to so apply, the relevant Net Proceeds (or any portion thereof) towards the prepayment of the outstanding loans under the KEXIM Facility Agreement; or

(b)	(following the Utilisation Date) there is no outstanding loans under the KEXIM Facility Agreement.

Issuer Insolvency Payment means any amount paid or distributed or deemed to be paid or distributed to the Borrower or the Acquisition SPV in respect of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of the Issuer pursuant to the Certificate of Designation (each as defined in the Securities Purchase Agreement).

Net Proceeds means the cash proceeds received or recovered by the Borrower (or the Acquisition SPV) from the disposal of any Acquisition Shares, redemption of any Acquisition Shares after deducting, without duplication:

(a)	any reasonable expenses which are incurred by the Borrower (or the Acquisition SPV) with respect to such disposal of Acquisition Shares, redemption of Acquisition Shares as relevant; and

(b)	any present and future Tax incurred and required to be paid by the Borrower (or the Acquisition SPV) in connection with such disposal of Acquisition Shares, redemption of Acquisition Shares as relevant.

6.2	Mandatory prepayment – illegality

(a)	The Lender must notify the Borrower promptly if it becomes aware that it is unlawful in any applicable jurisdiction for the Lender or any of its Affiliates for it to perform any of its obligations in respect of the Facility or to fund or maintain the Loan.

(b)	Upon receipt by the Borrower of the notification under paragraph (a) above:

(i)	the Borrower must repay or prepay the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment will be immediately cancelled.

(c)	The date for repayment or prepayment of the Loan will be:

(i)	the last day of the current Interest Period of the Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

6.3	Mandatory prepayment – K-SURE Insurance Policy

(a)	If the terms of the K-SURE Insurance Policy require that an amount of the outstanding Loan be prepaid, the Borrower must prepay such amount of the outstanding Loan required to be prepaid under the terms of the K-SURE Insurance Policy, on demand by the Lender.

(b)	The Borrower must promptly notify the Lender upon becoming aware that an amount is required to be prepaid under the terms of the K-SURE Insurance Policy.

(c)	If:

(i)	K-SURE repudiates or purports to repudiate the K-SURE Insurance Policy or evidences an intention to repudiate the K-SURE Insurance Policy;

(ii)	the K-SURE Insurance Policy does not or ceases to constitute a legally binding, valid and enforceable obligation of K-SURE for any reason;

(iii)	the K-SURE Insurance Policy is materially (in the opinion of the Lender) amended, terminated, repudiated, suspended, cancelled or revoked; or

(iv)	any event or circumstance occurs which, in the opinion of the Lender, is reasonably expected to adversely affect the ability of the Lender to claim under the K-SURE Insurance Policy;

(v)	any event or circumstance occurs which, in the opinion of the Lender, is reasonably expected to adversely affect the ability of K-SURE to perform its obligations under the K-SURE Insurance Policy; or

(vi)	K-SURE ceases to be:

(A)	a legal entity, established and operating under the Trade Insurance Act (Law No. 2063 of 31 December 1968, as amended); or

(B)	directly or indirectly, owned or ultimately controlled by the Korean government, in each case, the Lender shall notify the Borrower.

(d)	Upon receiving the notification described in paragraph (c) above, the Borrower shall prepay all amounts of the outstanding Loan, other than where such event or circumstance is by reason of gross negligence or wilful default by the Lender alone.

6.4	Mandatory prepayment – Disposal

Upon any disposal of the Acquisition Shares, the Borrower shall prepay the Loan in an amount equal to 50% or (in the case of a Full Prepayment Event) 100% of the Net Proceeds of such disposal, provided that any Net Proceeds not applied in prepayment of the Loan pursuant to this Clause 6.4 shall be used and applied towards prepayment of the outstanding loans under the KEXIM Facility Agreement.

6.5	Mandatory prepayment – Redemption of Acquisition Shares

(a)	The Borrower must promptly, and in any event within 30 days of receipt, provide written notice to the Lender if it or the Acquisition SPV receives a Redemption Notice (as defined in the Securities Purchase Agreement) from the Issuer of its intention to redeem any Acquisition Shares and promptly provide sufficient details and information in relation to such redemption of Acquisition Shares other than, in each case, any Redemption Notice (as defined in the Securities Purchase Agreement) not delivered in accordance with the Securities Purchase Agreement and/or the Borrower or the Acquisition SPV has exercised its rights to convert the relevant Acquisition Shares as provided in section 4 of the Securities Purchase Agreement on or prior to the date that is 30 days after the date of the Redemption Notice (as defined in the Securities Purchase Agreement).

(b)	Upon any redemption of any Acquisition Shares, the Borrower shall prepay the Loan in an amount equal to 50% or (in the case of a Full Prepayment Event) 100% of the Net Proceeds of such redemption, provided that any Net Proceeds not applied in prepayment of the Loan pursuant to this Clause 6.5 shall be used and applied towards prepayment of the outstanding loans under the KEXIM Facility Agreement.

6.6	Mandatory prepayment – Credit rating

If the credit rating of any of the Borrower’s bonds or notes, or the credit rating of any new bonds or notes issued by the Borrower, published by Korea Ratings Corp., Korea Investors Service Inc. or NICE Investor Service is downgraded to, or is of, a credit rating of BBB- or below, the Borrower shall:

(a)	promptly notify the Lender upon becoming aware of such downgrade or upon obtaining such credit rating; and

(b)	prepay all amounts of the outstanding Loan on the date specified in Clause 6.9(c)(ii) below.

6.7	Mandatory prepayment – Insolvency of the Issuer

Upon receipt of an Issuer Insolvency Payment by the Borrower or the Acquisition SPV, the Borrower shall prepay the Loan in an amount equal to 50% or (in the case of a Full Prepayment Event) 100% of such Issuer Insolvency Payment, provided that any Issuer Insolvency Payment not applied in prepayment of the Loan pursuant to this Clause 6.7 shall be used and applied towards prepayment of the outstanding loans under the KEXIM Facility Agreement.

6.8	Voluntary prepayment

The Borrower may, by giving not less than 10 Business Days’ prior written notice to the Lender, voluntarily prepay the Loan in whole or in part.

6.9	Miscellaneous provisions

(a)	Any notice of prepayment under this Agreement is irrevocable and must specify the relevant date(s).

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs. For the avoidance of doubt, no Break Cost will be payable if a prepayment is made on the last day of the applicable Interest Period.

(c)	The Borrower must prepay the Loan at the following times:

(i)	in the case of any prepayment under Clause 6.4 and 6.5, promptly upon receipt of the relevant Net Proceeds;

(ii)	in the case of any prepayment under Clause 6.6, promptly upon the relevant downgrade or upon obtaining the relevant credit rating; and

(iii)	in the case of any prepayment under Clause 6.7, promptly upon receipt by the Borrower or the Acquisition SPV of the Issuer Insolvency Payment.

(d)	The Lender may agree to a shorter notice period for a voluntary prepayment.

(e)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(f)	No amount of the Commitment cancelled under this Agreement may subsequently be reinstated.

7.	INTEREST

7.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	Reference Rate.

7.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on the Loan on the last day of each Interest Period.

7.3	Interest on overdue amounts

(a)	If the Borrower fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the one day prior to the date of actual payment, before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Lender to be two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount.

(c)	For the purpose of paragraph (b) above, the Lender may (acting reasonably):

(i)	select successive Interest Periods of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Interest Period.

(d)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of the Loan and becomes due and payable before the last day of its current Interest Period, then:

(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

(ii)	the rate of interest on the overdue amount for that first Interest Period will be two per cent. per annum above the rate then payable on the Loan.

(e)	After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(f)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.

7.4	Notification of rates of interest

(a)	The Lender shall notify the Borrower of the determination of a rate of interest under this Agreement.

(b)	In respect of any Fallback Interest Payment, the Lender shall promptly upon a Fallback Interest Payment being determinable notify:

(i)	the Borrower of that Fallback Interest Payment;

(ii)	if such Fallback Interest Payment is determined pursuant to paragraph (b) of Clause 9.1 (Unavailability of Term SOFR), the Borrower of the applicable Central Bank Rate relating to the determination of that Fallback Interest Payment.

(c)	This Clause 7.4 shall not require the Lender to make any notification to the Borrower on a day which is not a Business Day.

8.	INTEREST PERIODS

8.1	Selection

(a)	The Loan has successive Interest Periods.

(b)	Subject to the following provisions of this Clause, each Interest Period for the Loan will be three months.

(c)	Each Interest Period of the Loan will start on its Utilisation Date or on the expiry of its preceding Interest Period of the Loan.

8.2	No overrunning the Final Maturity Date

If an Interest Period would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

9.	CHANGES TO THE CALCULATION OF INTEREST

9.1	Unavailability of Term SOFR

(a)	Historic Term SOFR: If Term SOFR is not available for the Interest Period, the Reference Rate for such Interest Period shall be Historic Term SOFR for a period equal in length to the Interest Period.

(b)	Central Bank Rate: If paragraph (a) above applies but Historic Term SOFR is not available for the Interest Period, the Reference Rate for such Interest Period shall be the percentage rate per annum which is the arithmetic mean of the applicable Central Bank Rates for the days in the Interest Period, provided that the Central Bank Rate applicable to the day falling five days prior to the last day of the relevant Interest Period shall be deemed to be the Central Bank Rate for the final five days of such Interest Period.

(c)	Cost of funds: If paragraph (b) above applies but the Central Bank Rate is not available for any day in the Interest Period, there shall be no Reference Rate and Clause 10.2 (Cost of funds) shall apply to that Interest Period.

10.	MARKET DISRUPTION

10.1	Market disruption

If the Lender’s cost of funds relating to the Loan would be in excess of the Market Disruption Rate, then Clause 10.2 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

10.2	Cost of funds

(a)	If this Clause 10.2 applies, the rate of interest on the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum its cost of funds relating to the Lender of funding the Loan.

(b)	If this Clause 10.2 applies and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall be binding on all Parties.

10.3	Break costs

(a)	The Borrower must, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an applicable Interest Period for the Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a request by the Borrower, provide a certificate confirming the amount of any Break Costs it claims.

11.	FEES

11.1	Arrangement fees

(a)	The Borrower must pay to the Lender an arrangement fee of USD285,000, being 0.3 per cent. of the Commitment as at the date of this Agreement.

(b)	The arrangement fee shall be payable on the Utilisation Date.

11.2	Commitment fees

(a)	The Borrower must pay to the Lender a commitment fee computed at the rate of 0.20 per cent. per annum on the undrawn, uncancelled amount of the Commitment, from and including the date falling three weeks after the date of this Agreement until and including the last day of the Availability Period.

(b)	The commitment fee (if any) is payable in arrears:

(i)	on the date of the Utilisation Date; or

(ii)	(if the Utilisation Date does not occur during the Availability Period) on the last day of the Availability Period.

(c)	Accrued commitment fee is also payable to the Lender on the date its commitment is cancelled in full.

12.	TAXES

(a)	Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

(b)	Unless a contrary indication appears, in this Clause 12, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.1	Tax gross-up

(a)	The Borrower must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall promptly notify the Borrower on becoming so aware in respect of a payment payable to it.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower will be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, the Borrower must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower must deliver to the Lender evidence satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2	Tax indemnity

(a)	The Borrower shall (within 10 Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above does not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.1 (Tax gross-up);

(B)	relates to a FATCA Deduction required to be made by a Party; or

(C)	which is not notified to the Borrower within 180 days of the Lender becoming aware of such loss, liability or cost in accordance with paragraph (c) below.

(c)	If the Lender makes or intends to make a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.3	Tax Credit

If the Borrower makes a Tax Payment and the Lender determines (in its absolute discretion) that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	it has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender (in its absolute discretion) determines will leave it (after that payment) in the same after Tax position as it would have been if the Tax Payment had not been required to be made by the Borrower.

12.4	Stamp taxes

The Borrower must pay and, within 10 Business Days of demand, indemnify the Lender and K-SURE against any cost, loss or liability the Lender or K-SURE incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in connection with the entry into, performance or enforcement of any Finance Document and the K-SURE Insurance Policy.

12.5	Value added taxes

(a)	Any amount payable under a Finance Document by the Borrower is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Borrower must pay to the Lender (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document or the K-SURE Insurance Policy requires any Party to reimburse the Lender or K-SURE for any costs or expenses, that Party must also at the same time pay and indemnify the Lender or K-SURE against all value added tax or any other Tax of a similar nature incurred by the Lender in respect of these costs or expenses but only to the extent that the Lender or K-SURE (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

12.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 5 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other applicable law or regulation implementing international arrangements for the exchange of Tax or financial information between jurisdictions.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige the Borrower to do anything, which would or might in its reasonable opinion constitute a breach of any applicable:

(i)	law or regulation;

(ii)	fiduciary duty; or

(iii)	duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information relating to its status under FATCA requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the other Party.

12.8	Benefit of this Clause

K-SURE will have the benefit of the Lender’s rights under this Clause 12 to the extent the Lender’s rights under this Clause 12 have been fully or partly and properly assigned, transferred, subrogated or novated to K-SURE, together with any other ancillary rights under the Finance Documents required to give effect to this Clause 12.

13.	INCREASED COSTS

13.1	Increased Costs

(a)	Subject to Clause 13.2 (Exceptions), the Borrower must pay to the Lender within 10 Business Days of demand by the Lender or K-SURE, the amount of any Increased Cost incurred by the Lender, any of its Affiliates or K-SURE as a result of:

(i)	the introduction of, or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement:

Basel II means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III).

Basel III means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel committee in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee relating to “Basel III”.

Basel Committee means the Basel Committee on Banking Supervision.

CRD IV means:

(a)	(i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(i)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, in each case as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018; and

(b)	(i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

13.2	Exceptions

Clause 13.1 (Increased Costs) does not apply to the extent that the Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 12.2 (Tax indemnity) (or would have been compensated for under Clause 12.2 (Tax indemnity) but was not so compensated solely because of any of the exclusions in paragraph (b) of Clause 12.2 (Tax indemnity) applied);

(d)	attributable to the wilful breach by the Lender or its Affiliate of any law or regulation;

(e)	attributable to the implementation or application of, or compliance with, Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates);

(f)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates); or

(g)	the Lender does not notify the Borrower of its intention to make a claim within 180 days of the date on which the Lender becomes aware of such Increased Cost.

13.3	Claims

(a)	If the Lender intends to make a claim for an Increased Cost, it shall notify the Borrower of the circumstances giving rise to.

(b)	The Lender shall, as soon as practicable after a demand by the Borrower, together with its demand, provide a certificate confirming the amount of its Increased Cost.

13.4	Benefit of this Clause

K-SURE will have the benefit of the Lender’s rights under this Clause 13 to the extent the Lender’s rights under this Clause 13 have been fully or partly and properly assigned, transferred, subrogated or novated to K-SURE, together with any other ancillary rights under the Finance Documents required to give effect to this Clause 13.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	The Borrower must indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

(i)	the Lender receiving an amount in respect of the Borrower’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, the Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	The Borrower must indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by the Borrower to pay any amount due under a Finance Document on its due date;

(iii)	(other than by reason of negligence or default by the Lender alone) the Loan not being made after a Request has been delivered; or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with this Agreement.

(b)	The Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or the Loan.

14.3	Indemnities for other losses under the K-SURE Insurance Policy

Without prejudice to Clause 14.2 (Other indemnities), the Borrower must, promptly upon receipt of a written demand by the Lender, indemnify the Lender against any cost, loss or liability incurred by the Lender under the K-SURE Insurance Policy, to the extent such cost, loss or liability is not satisfied by the Borrower’s payment of interest or the repayment of the Loan and other than where such cost, loss or liability is incurred by reason of gross negligence or wilful default by the Lender alone.

15.	MITIGATION BY THE LENDER

15.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower and with the prior consent of K-SURE, take all reasonable steps to mitigate any circumstances which arise and which result or would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 6.2 (Mandatory prepayment – illegality), Clause 12 (Taxes) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

(c)	The Borrower must indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of any step taken by it under this Subclause.

(d)	The Lender is not obliged to take any step under this Subclause if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

15.2	Conduct of business by the Lender

No term of any Finance Document will:

(a)	interfere with the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

16.	COSTS AND EXPENSES

16.1	Initial costs

The Borrower must pay to the Lender the amount of all reasonable costs and expenses (including legal fees) incurred by it and K-SURE in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.

16.2	Subsequent costs

(a)	The Borrower must pay to the Lender the amount of all reasonable costs and expenses (including legal fees) incurred by it and K-SURE in connection with:

(i)	the negotiation, preparation, printing and entry into of any Finance Document entered into after the date of this Agreement; and

(ii)	any amendment, waiver or consent requested by or on behalf of the Borrower or specifically allowed by a Finance Document.

16.3	Enforcement costs

The Borrower must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it and K-SURE in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and warranties

The representations and warranties set out in this Clause are made by the Borrower to the Lender.

17.2	Status

(a)	The Borrower is a Korean joint stock company (chusik hoesa), duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)	It is acting as principal and for its own account and not as agent or trustee or in any other capacity on behalf of any third party.

(d)	It is not a FATCA FFI.

17.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

17.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

17.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict, in any material respect, with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its assets.

17.6	No default

(a)	No Default is continuing or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is continuing which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

17.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents (including without limitation, to make the Finance Documents admissible in evidence in its jurisdiction of incorporation) have been obtained or effected and are in full force and effect.

17.8	Acquisition Documents

The terms of any Acquisition Document have not been amended or waived in a manner which would be materially adverse to the interests of the Lender under the Finance Documents (taken as a whole) (other than any amendment or waiver made with the prior consent of the Lender).

17.9	Legal and beneficial ownership

The Borrower (or the Acquisition SPV, as applicable) will, from the Acquisition Closing Date, be the sole legal and beneficial owner of the Acquisition Shares free from any Security Interest, except such Acquisition Shares which have been disposed of, redeemed or liquidated, in each case, to the extent not in breach of the terms of this Agreement.

17.10	Financial statements

Its financial statements most recently delivered to the Lender (which, at the date of this Agreement, are the Borrower’s Original Financial Statements):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	give a true and fair view (if audited) or fairly represent in all material respects (if unaudited) its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

17.11	No material adverse change

There has been no material adverse change in its business, assets or financial condition since the date to which the Borrower’s Original Financial Statements were drawn up.

17.12	Security Interest

No Security Interest exists over any of the assets (whether present or future) of the Borrower or any Material Subsidiary other than those Security Interest referred to in paragraphs (c) of Clause 19.5 (Negative pledge).

17.13	Pari Passu

All payment obligations under the Finance Documents rank at least pari passu with all its other present unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.14	Litigation

No litigation, arbitration or administrative proceedings against it or any Material Subsidiary are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

17.15	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.8 (Insolvency proceedings);

(b)	creditors’ process described in Clause 23.11(Creditors’ process); or

(c)	corporate action, legal proceeds or other procedure as described in Clause 23.10 (Designation of a failing company (부실징후기업 in Korean)) has been taken or, to the knowledge of the Borrower, threatened in relation to the Borrower or any Material Subsidiary, and none of the circumstances described in Clause 23.7 (Insolvency) applies to the Borrower or any Material Subsidiary.

17.16	Information

(a)	Any factual information provided by the Borrower to the Lender or K-SURE is true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be given, provided that separate factual information provided in respect of the same matter shall be considered as a whole.

(b)	Any financial projection provided by the Borrower to the Lender or K-SURE has been prepared on the basis of recent historical information and on the basis of reasonable assumptions, in each case, at the time of preparation.

(c)	No information has been given or withheld that result in the information provided by the Borrower to the Lender or K-SURE being untrue or misleading in any material respect.

17.17	Taxes on payments

(a)	All amounts payable by it under the Finance Documents may be made without any Tax Deduction, except that payments of any amount other than the principal amount of the Loan paid by the Borrower may be subject to withholding tax in Korea.

(b)	It and each Material Subsidiary has filed or caused to be filed all tax returns which to its knowledge are required to be filed and has paid all Taxes which are due and payable, save for those being contested in good faith or payments lawfully withheld, in each case, for which adequate reserves have been established under generally accepted accounting principles and failure to pay or withholding payment of (as the case may be) those Taxes does not have a Material Adverse Effect.

17.18	Stamp duties

No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

17.19	Immunity

(a)	The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	subject to any general provisions of law with respect of immunity of certain assets from attachment and from execution, referred to in any legal opinion required under this Agreement, it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

17.20	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable the Lender to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	the Lender is not or will not be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.

17.21	Jurisdiction/governing law

(a)	In this Subclause:

Relevant Jurisdiction means in relation to the Borrower:

(i)	its jurisdiction of incorporation; and

(ii)	England and Wales.

(b)	Its:

(i)	irrevocable submission under the Finance Documents to the jurisdiction of the courts of England;

(ii)	agreement that each Finance Document purported to be governed by English law to which it is a party is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of the Relevant Jurisdiction; and

(c)	any judgment obtained in England will be recognised and be enforceable by the courts of its Relevant Jurisdiction.

17.22	Compliance with laws

The Borrower and each member of the Group is in compliance in all material respects with all laws and regulations (including, without limitation, anti-bribery, anti-corruption, anti-money laundering and counter terrorism financing laws and regulations).

17.23	Anti-bribery, anti-corruption and anti-money laundering

The Borrower (or any of its subsidiaries, directors or officers, or any affiliate, agent or employee of it), has not engaged in any activity or conduct which would violate any Anti-Corruption Laws and the Borrower has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

17.24	No Prohibited Payments

No Prohibited Payment has been made or provided, directly or indirectly, by (or on behalf of) it, any of its Affiliates, its or its officers, directors or any other person acting on its behalf to, or for the benefit of, any Authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, of any Authority) in connection with the Acquisition or any of the Finance Documents.

17.25	No funds of Illicit Origin

(a)	No payments made by the Borrower in connection with the Acquisition Price have been funded out of funds of Illicit Origin, and none of the sources of funds to be used by the Borrower in connection with the Acquisition or its business are of Illicit Origin.

(b)	The Loan will not be used to finance equipment or sectors under embargo decisions of the Sanctions Authorities.

17.26	Sanctions

The Borrower, any of its subsidiaries, directors or officers, any affiliate, agent or employee of the Borrower is not an individual or entity (a Person), that is, or is owned or controlled by Persons that are:

(a)	the target of any Sanctions (a Sanctioned Person); or

(b)	located, organised or resident in a Sanctioned Country.

17.27	Effectiveness of cover

On and after the date of the Request, the K-SURE Insurance Policy is legal, valid, binding, enforceable and in full force and effect, and K-SURE has not issued any notice of suspension or cancellation of the K-SURE Insurance Policy.

17.28	Good title to assets

Each of the Borrower and its Material Subsidiaries has valid title to, or valid leases or licences of, or is otherwise entitled to use, the assets necessary to carry on its business as presently conducted.

17.29	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by the Borrower on the date of this Agreement, the Request and the Utilisation Date.

(b)	Each Repeating Representation is deemed to be repeated by the Borrower on the first day of each Interest Period.

(c)	The representations and warranties set out Clause 17.10(Financial statements) in respect of each set of financial statements delivered pursuant to Clause 3.1 (Conditions precedent documents) and Clause

18.1 (Financial Statements) shall only be made once in respect of each set of financial statements on the date such financial statements are delivered.

(d)	The representations and warranties made or deemed to be made under the Finance Documents are made subject to the all disclosures made by the Borrower to the Lender prior to the date of this Agreement.

(e)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

18.	INFORMATION COVENANTS

18.1	Financial statements

(a)	Only to the extent the relevant financial statements are not publicly available (including on the website of the Borrower), the Borrower must supply to the Lender:

(i)	its audited consolidated and non-consolidated financial statements for each of its financial years ending after the date of this Agreement; and

(ii)	its unaudited consolidated semi-annual financial statements for the first half year of each of its financial years ending after the date of this Agreement.

(b)	All financial statements required to be supplied pursuant to paragraph (a) above must be supplied as soon as they are available and:

(i)	in the case of the Borrower’s audited consolidated and non-consolidated annual financial statements, within 150 days;

(ii)	in the case of the Borrower’s unaudited consolidated semi-annual financial statements, within 120 days,

of the end of the relevant financial period.

18.2	Form of financial statements

(a)	The Borrower must ensure that each set of its financial statements supplied under this Agreement:

(i)	gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the Borrower as at the date to which those financial statements were drawn up; and

(ii)	is prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation.

(b)	The Borrower must notify the Lender of any material change to the manner in which its financial statements are prepared.

(c)	If requested by the Lender, the Borrower must supply:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Lender to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent financial statements delivered to the Lender under this Agreement.

(d)	If requested by the Lender, the Borrower must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Borrower and the Lender in the same position as they would have been in if the change had not happened. Any agreement between the Borrower and the Lender will be binding on all the Parties.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Borrower must ensure that its independent auditors certify those amendments; the certificate of the independent auditors will be, in the absence of manifest error, binding on all the Parties.

18.3	Compliance Certificate

(a)	The Borrower must supply to the Lender a Compliance Certificate in respect of each Measurement Period ending after the Utilisation Date no later than 150 days after the end of such Measurement Period.

(b)	A Compliance Certificate shall be signed by a director of the Borrower.

18.4	Credit rating downgrade

The Borrower must promptly, upon becoming aware of it, notify the Lender and K-SURE of any downgrades to its credit rating of its bonds and/or notes obtained from Korea Ratings Corp., Korea Investor Service Inc. or NICE Investor Service.

18.5	Information – miscellaneous

(a)	The Borrower must supply to the Lender (and to K-SURE under paragraph (v) below):

(i)	if the Lender so requests, copies of all material documents despatched by the Borrower to its creditors generally (or any class of them) at the same time as they are despatched (subject, in each case, to pre-existing confidentiality arrangements);

(ii)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings in connection with the Borrower which are current, threatened or pending and which have or would reasonably be expected to have, if adversely determined, a Material Adverse Effect;

(iii)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against it or any Material Subsidiary, and, in each case, which would reasonably be expected to have a Material Adverse Effect;

(iv)	promptly upon request by the Lender, a list of the then current Material Subsidiaries; and

(v)	promptly on request by the Lender or K-SURE, such further information including but not limited to the financial condition, business and operations of the Borrower or Material Subsidiaries as the Lender or K-SURE may reasonably request.

(b)	The Borrower shall discuss with the Lender and with K-SURE in good faith;

(c)	promptly, and in any event not later than 20 days prior to the date of the relevant disposal, its intention to dispose of any Acquisition Shares, together with reasonable details of the terms of the relevant disposal; and

(d)	promptly, and in any event not later than 20 days prior to the relevant acquisition, its intention to acquire any further shares in the Issuer or any redeemable preferred share of the Issuer, together with reasonable details of the terms of the acquisition (including, but not limited to, the date of the proposed acquisition and whether it or any of its Subsidiaries will be incurring Financial Indebtedness in connection with such acquisition).

18.6	Notification of Default

(a)	The Borrower must notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Lender, the Borrower must supply to the Lender a certificate, signed by an authorised signatory on its behalf, certifying that no Default is continuing or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it.

18.7	Year end

The Borrower must not change its financial year end.

18.8	Know your customer requirements

The Borrower must promptly on the request of the Lender supply any documentation or other evidence (in English, if requested by the Lender) which is reasonably requested by the Lender (whether for itself or any prospective new Lender) to enable the Lender or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

19.	GENERAL COVENANTS

19.1	General

(a)	The Borrower agrees to be bound by the covenants set out in this Clause.

(b)	The covenants set out in this Clause remain in force until the date on which all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any capacity whatsoever) of the Borrower have been unconditionally and irrevocably paid in full and all Commitment have been terminated or expired.

19.2	Authorisations

The Borrower must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability or admissibility in evidence in its jurisdiction of incorporation of, any Finance Document.

19.3	Compliance with laws

(a)	The Borrower must (and the Borrower shall ensure that each member of the Group will) comply in all material respects with all laws and regulations (including, without limitation, anti-bribery, anti- corruption, anti-money laundering and counter terrorism financing laws and regulations).

(b)	The Borrower must (and shall procure that each member of the Group will) comply with all Anti- Corruption Laws and Sanctions and shall implement and will maintain in effect policies and procedures designed to ensure compliance by it and its directors, officers, employees and agents with all Anti-Corruption Laws and Sanctions.

19.4	Pari passu ranking

The Borrower must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.5	Negative pledge

(a)	(Other than any Security Interest arising from operation of law or pursuant to mandatory provisions of applicable law), the Borrower shall (and the Borrower shall ensure that the Acquisition SPV will) not create any Security Interest on the Acquisition Shares.

(b)	Except as provided below, the Borrower shall (and the Borrower shall ensure that each Material Subsidiary will) not create or allow to exist any Security Interest on any of its assets.

(c)	Paragraph (b) above and paragraph (d) below do not apply to any Security Interest securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by the Borrower or any Material Subsidiary) does not exceed an amount equal to 600% of Shareholders’ Equity, by reference to the most recent consolidated annual financial statements of the Borrower.

(d)	Subject to paragraphs (c) above, the Borrower may not (and the Borrower shall ensure that each of the Material Subsidiaries do not):

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by it or any of its related entities;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms (other than in its ordinary course of business);

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where each such individual transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

19.6	Financial Indebtedness

The Borrower must not (and the Borrower shall ensure that each of the Material Subsidiaries do not) incur any Financial Indebtedness without first obtaining a prior written consent from the Lender if such incurrence would cause the aggregate amount of all Financial Indebtedness of the Borrower and the Material Subsidiaries to exceed an amount equal to 800% of Shareholders’ Equity, by reference to the most recent consolidated annual financial statements of the Borrower.

19.7	Disposals

The Borrower shall not (and the Borrower shall ensure that each Material Subsidiary do not), either in a single transaction or in a series of transactions and whether related or not, dispose of assets if such disposal would cause the aggregate value of assets disposed in any financial year of the Group to exceed 80% of the Total Assets of the Group.

19.8	Member of the Mutual Investment Restriction Group

The Borrower shall ensure that it remains a member of the Mutual Investment Restriction Group (in Korean, 상호출자제한 기업집단).

19.9	Change of business

The Borrower must ensure that no substantial change is made to the general nature of it’s and the Material Subsidiaries’ business from that carried on at the date of this Agreement.

19.10	Acquisition Documents

(a)	The Borrower shall not assign, terminate, amend, consent to any amendment or waiver any rights under any Acquisition Document, without the prior written consent of the Lender, if such action would materially and adversely affect the interests of the Lender under the Finance Documents.

(b)	The Borrower shall not amend or waive any terms of the Securities Purchase Agreement in a manner which would be materially adverse to the interests of the Lender under the Finance Documents (taken as a whole) (other than any amendment or waiver made with the prior consent of the Lender).

19.11	Mergers

The Borrower may not enter into any amalgamation, demerger, merger or reconstruction except where:

(a)	the Borrower is the surviving entity after the merger and the creditworthiness of the Borrower is not adversely affected in any material respect as a result of the merger;

(b)	the Borrower continues to be bound by all of the obligations under this Agreement as borrower;

(c)	the Finance Documents remain in full force and effect; and

(d)	there is no Material Adverse Effect as a result of such amalgamation, demerger, merger or reconstruction.

19.12	Insurance

The Borrower and each Material Subsidiary must from time to time insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

19.13	Taxes

The Borrower and each Material Subsidiary must pay all Taxes due and payable (or, where payments of Tax must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(a)	payment of those Taxes is being contested in good faith or being lawfully withheld;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(c)	failure to pay those Taxes does not have a Material Adverse Effect.

19.14	Further acts

(a)	The Borrower must execute all such other documents and instruments and do or not do (as required) all such other acts and things as the Lender or K-SURE may reasonably require:

(i)	in order to comply with, and carry out the transactions contemplated by, the Finance Documents and any documents required to be delivered under the Finance Documents; and

(ii)	in order for the beneficiaries under the K-SURE Insurance Policy to comply with and continue to benefit from the K-SURE Insurance Policy or to maintain the effectiveness of the K-SURE Insurance Policy, in each case whether or not expressly required by K-SURE.

(b)	The Borrower must not do or allow to be done any acts which will prejudice the interest, rights and remedies of the Lender under the K-SURE Insurance Policy.

19.15	K-SURE Premium

The Borrower must pay all K-SURE Premium under the K-SURE Insurance Policy.

19.16	Most Favoured Nation Treatment

If the KEXIM Facility Agreement or any agreement or document in connection with the KEXIM Facility Agreement contain terms in connection with the provisions of Security Interests, maturity date, events of default and mandatory prepayments (in each case, howsoever described) more favourable than the terms provided to the Lender pursuant to the Finance Documents, the Borrower shall (i) notify the Lender, (ii) modify or revise the terms of the Finance Documents to reflect any and all more favourable terms provided under or in connection with the KEXIM Facility Agreement and

(iii)	take, or procure to be taken, any action, approval or any other requirement necessary to effect the terms of this Clause 19.16.

19.17	Books and Inspection

The Borrower must maintain up-to-date statutory books, books of account, bank statements and other record of the Borrower in all material respects in accordance with the good business practice and all applicable laws.

19.18	Sanctions

The Borrower shall not, directly or indirectly, use the proceeds of the Loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person:

(a)	to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country; or

(b)	in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan hereunder, whether as an underwriter, advisor, investor, lender or otherwise).

19.19	Anti-Corruption Law

The Borrower shall not, and shall procure that none of its Subsidiaries will, directly or indirectly use the proceeds of the Facility for any purpose which would breach any Anti-Corruption Law including, without limitation, in furtherance of an offer, payment, promise to pay or authorisation of the payment or giving of money or anything else in value to any person in violation of any Anti-Corruption Law.

19.20	Application of FATCA

The Borrower shall procure that it shall not become a FATCA FFI.

19.21	Conditions subsequent

The Borrower shall, within 30 days of the Utilisation Date, provide:

(a)	evidence to the satisfaction of the Lender that the proceeds of the Loan have been transferred to the Issuer as payment of the Acquisition Price and that the Acquisition Price has been paid in full at the First Closing (as defined in the Securities Purchase Agreement);

(b)	evidence to the satisfaction of the Lender that the CFIUS Clearance (as defined in the Securities Purchase Agreement) has been obtained;

(c)	notice to the Lender confirming the completion of the First Closing (as defined in the Securities Purchase Agreement);

(d)	evidence to the satisfaction of the Lender that the Borrower (or the Acquisition SPV, as the case may be) is the sole record and beneficial owner of all of the Acquisition Shares; and

(e)	a duly executed copy of the Investor Agreement (if any).

20.	FINANCIAL COVENANTS

20.1	Definitions

In this Clause:

EBITDA means, for any Measurement Period on a consolidated basis for the Borrower:

(a)	the sum of the amounts for such period of:

(i)	Net Income;

(ii)	depreciation and amortisation expense;

(iii)	total interest expense;

(iv)	charges for income taxes; and

(v)	extraordinary losses (including restructuring charges and business acquisition and consolidation expenses) and other non-operating expenses (including fees, costs and expenses in connection with the Acquisition, this Facility, other equity offering, investment, acquisitions, and Financial Indebtedness) that have been deducted in the determination of Net Income;

minus

(b)	the sum of:

(i)	extraordinary gains not already excluded from the determination of Net Income (including, without limitation, gains in connection with the sale of property and gains based upon market valuation, valuation under generally accepted accounting principles or sale of securities); and

(ii)	interest and other non-operating income.

Gearing Ratio means, in respect of the Borrower, the ratio of Total Borrowings to Shareholders’ Equity of the Borrower.

Interest Cover means, in respect of any Measurement Period, the ratio of EBITDA to Interest Expenses in respect of that Measurement Period.

Interest Expense means, for any Measurement Period, all interest expenses in respect of the Total Borrowings of that are due by it for such period (whether or not actually paid during that Relevant Period).

Net Income means, for any Measurement Period, the consolidated net income (or loss) after taxes for that Relevant Period taken as a single accounting period, determined in conformity with the generally accepted accounting principles in the jurisdiction of incorporation of the Borrower.

Shareholders’ Equity means, in respect of the Borrower, at any time the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Borrower; and

(b)	the amount standing to the credit of the capital and revenue reserves of the Borrower.

Total Borrowings means, in respect of the Borrower, at any time the aggregate of all interest-bearing Financial Indebtedness (calculated on a consolidated basis) of the Borrower.

20.2	Gearing Ratio

The Borrower must ensure that its Gearing Ratio at the end of each Measurement Period ending after the Utilisation Date, is less than 5.0 to 1.

20.3	Shareholders’ Equity

The Borrower must ensure that, at the end of each Measurement Period, its Shareholders’ Equity is greater than zero.

20.4	Interest Cover

The Borrower must ensure that its Interest Cover in respect at any Measurement Period ending after the Utilisation Date, is not less than 1.2 to 1.

20.5	Financial testing

Subject to Clause 18.2(d) (Form of financial statements), the financial covenants set out in this Clause 20 (Financial Covenants) shall be calculated in accordance with the generally accepted accounting principles in the jurisdiction of incorporation of the Borrower and tested by reference to each of the financial statements delivered pursuant to Clause 18.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 18.3(Compliance Certificate).

21.	SUBROGATION AND REIMBURSEMENT

21.1	Subrogation

(a)	In addition, and without prejudice to Clause 21.2 (Reimbursement) and any right of indemnification or subrogation K-SURE may have at law, in equity or otherwise, each Party agrees that upon any payments to the Lender by K-SURE under the K-SURE Insurance Policy in respect of any amounts due under the Finance Documents (the Underlying Payment), the following shall apply:

(i)	the obligations and liabilities of the Borrower against the Lender under this Agreement and other Finance Documents shall not be reduced, discharged nor affected in any way;

(ii)	upon K-SURE ‘s request, the Lender shall assign to K-SURE its rights to recover the Underlying Payment from the Borrower and until the assignment referred to in this subparagraph (ii) is completed, the Lender shall hold on trust for K-SURE any payments made under this Agreement and other Finance Documents and pay or transfer them to K-SURE in accordance with the K-SURE Insurance Policy; and

(iii)	notwithstanding anything to the contrary, K-SURE shall be entitled to the extent of the Underlying Payment to exercise the rights of the Lender against the Borrower under this Agreement and other Finance Documents or any relevant laws and/or regulations unless and until such payment and the interest accrued thereon are fully reimbursed to K-SURE.

(b)	The Borrower agrees to co-operate with K-SURE and the Lender, as the case may be, in giving effect to any assignment referred to in this clause, and to take all actions requested by K-SURE or the Lender, in each case to implement or give effect to such assignment.

(c)	The Borrower shall indemnify K-SURE in respect of any costs or expenses (including legal fees) and withholdings suffered or incurred by K-SURE in connection with any assignment referred to above or payments by the Lender to K-SURE under this Agreement, any other Finance Documents or the K- SURE Insurance Policy.

21.2	Reimbursement

(a)	Without prejudice to Clause 21.1 (Subrogation), the Borrower agrees that it will promptly pay K- SURE an amount equal to any payment made by K-SURE under the K-SURE Insurance Policy, by direct payment.

(b)	The Lender will promptly inform the Borrower of any amounts to be reimbursed under this Agreement.

(c)	The obligations of the Borrower to reimburse K-SURE will, subject to paragraph (a) above, be immediately due and payable in the currency of payment by K-SURE on the date that any amount is paid by K-SURE in an amount equal to:

(i)	the amount paid by K-SURE pursuant to the K-SURE Insurance Policy on such date; and

(ii)	all amounts previously paid by K-SURE pursuant to the K-SURE Insurance Policy which remain reimbursed,

in each case, together with interest on any and all amounts remaining unreimbursed from and including the date on which such amounts become due until and including the date on which such amounts are paid in full determined in accordance with Clause 7.3 (Interest on overdue amounts). For the avoidance of doubt, Clause 12.1 (Tax-gross up) will apply in respect of any reimbursement made pursuant to this Clause 21.2.

22.	INSTRUCTIONS OF K-SURE

(a)	The Borrower acknowledges that the Lender is required to consult with K-SURE prior to the exercise of certain of their decisions under the Finance Documents to which they are a party (including the exercise of such voting rights in relation to any amendment to any Finance Document) and to follow any instructions given by K-SURE in relation to such decisions.

(b)	The Lender will be deemed to have acted reasonably if it has acted on the instructions of K-SURE in the making of any decision or the taking or refraining to take any action under any Finance Document.

(c)	The Borrower shall have no claim whatsoever in respect of any loss, damage or expense suffered or incurred by it against the Lender for acting in accordance with any instructions of K-SURE.

23.	DEFAULT

23.1	Events of Default

Each of the events or circumstances set out in this Clause (other than Clause 23.19 (Remedies following an Event of Default) is an Event of Default.

23.2	Non-payment

The Borrower does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within 5 Business Days of the due date.

23.3	Financial covenants

Any requirement of Clause 20 (Financial Covenants) is not satisfied.

23.4	Breach of other obligations

(a)	The Borrower does not comply with any term of the Finance Documents (other than any term referred to in Clause 23.2 (Non-payment) and Clause 20 (Financial Covenants), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	either:

(A)	in the case of Clause 18.6 (Notification of Default) or any other obligation to notify the Lender under this Agreement, is remedied within 30 days of the earlier of the Lender giving notice of the failure to comply to the Borrower and the Borrower becoming aware of the non-compliance; or

(B)	otherwise, is remedied within 15 Business Days of the earlier of the Lender giving notice of the failure to comply to the Borrower and the Borrower becoming aware of the non-compliance.

23.5	Misrepresentation

A representation or warranty made or deemed to be repeated by the Borrower in any Finance Document or in any document delivered by or on behalf of the Borrower under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 15 Business Days of the earlier of the Lender giving notice of the misrepresentation or breach of warranty to the Borrower becoming aware of the misrepresentation or breach of warranty.

23.6	Cross-default

Any of the following occurs in respect of the Borrower or each Material Subsidiary:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period); or

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) or

(b) above is less than USD50,000,000 or its equivalent.

23.7	Insolvency

(a)	Any of the following occurs in respect of the Borrower or any Material Subsidiary:

(i)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(ii)	it admits its inability to pay its debts as they fall due;

(iii)	it suspends making payments on any of its debts or announces an intention to do so;

(iv)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness; or

(v)	a moratorium or restructuring is declared in respect of any of its indebtedness.

(b)	If a moratorium or restructuring occurs in respect of the Borrower or any Material Subsidiary, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

23.8	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of the Borrower or any Material Subsidiary:

(i)	any step is taken with a view to the suspension of payments, a moratorium or a composition, restructuring, compromise, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its bankruptcy, restructuring proceedings, rehabilitation proceedings, winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding- up, administration, dissolution, rehabilitation, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), bankruptcy, composition or restructuring;

(iv)	any Security Interest is enforced over any of its assets;

(v)	an order for its winding-up, administration, dissolution, bankruptcy, composition, rehabilitation or restructuring;

(vi)	any liquidator, trustee in bankruptcy, restructuring trustee, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 15 Business Days.

(c)	Sub-paragraph (a)(iv) will not apply if the aggregate value of the assets that is subject to an enforcement of Security Interest of the Borrower and any Material Subsidiary does not exceed USD50,000,000 or more or its equivalent.

23.9	Audit qualification

The auditor’s report of the Annual Financial Statements of the Borrower contains a disclaimer of opinion (의견거절 in Korean), qualified opinion (한정의견 in Korean) or adverse opinion (부적정의견 in Korean) other than due to the upcoming maturity of the Loan.

23.10	Designation of a failing company (부실징후기업 in Korean)

The Borrower or any of the Material Subsidiaries is designated as a failing company (부실징후기업 in Korean) under the Corporate Restructuring Affairs Operation Code of Creditor Financial Institutions (the “Corporate Restructuring Affairs Operation Code”), the Corporate Restructuring Promotion Act (Republic of Korea Law No. 18113 of April 20, 2021) (the “CRPA”) or any successor legislation of such or any action is taken by the Borrower or any of its Affiliates for the commencement of any of the proceedings set forth the Corporate Restructuring Affairs Operation Code, the CRPA or any successor legislation of such.

23.11	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of the Borrower or any Material Subsidiary, having an aggregate value of at least USD50,000,000 or its equivalent and is not discharged within 15 Business Days.

23.12	Judgement or fines

One or more judgements or awards of a court or an arbitration tribunal for money damages or for a fine or penalty in an aggregate amount in excess of USD50,000,000 or its equivalent is entered against the Borrower or any Material Subsidiary, and is not paid, discharged or fully bonded within 15 Business Days after the due date of such payment.

23.13	Cessation or change of business

The Borrower or any Material Subsidiary ceases, or threatens to cease, to carry on the whole of its business or a part of its business which is material in the context of the Borrower and the Material Subsidiaries (taken as a whole) except as a result of any disposal or other transaction allowed under this Agreement.

23.14	Financial, Political and economic risk

Any adverse change or deterioration of the financial, political or economic situation in Korea (including the downgrading of the Korean sovereign risk) or an act of war or hostilities, invasion, armed conflict or act of a foreign enemy, revolution, insurrection or insurgency occurs in, or involves, Korea, or any of the foregoing events threatens to occur which has a Material Adverse Effect.

23.15	Expropriation

All or a substantial part of the Borrower’s or any Material Subsidiary’s business or asset is expropriated or confiscated.

23.16	Involuntary mergers

The Borrower is involuntarily amalgamated, merged or consolidated, except where:

(a)	the Finance Documents remain in full force and effect; and

(b)	immediately following the amalgamation, merger or consolidation, the credit rating of the surviving entity published by Korea Ratings Corp., Korea Investors Service Inc. and NICE Investor Service (to the extent such credit ratings are obtained, provided that at least one credit rating shall be obtained) is BBB or higher.

23.17	Non-effectiveness of Finance Documents

(a)	It is or becomes unlawful for the Borrower to perform any of its material obligations under the Finance Documents.

(b)	Any Finance Document ceases to be in full force and effect in accordance with its terms or is alleged by the Borrower to be ineffective in accordance with its terms for any reason.

(c)	The Borrower repudiates or purports to repudiate a Finance Document or evidences an intention to repudiate a Finance Document.

23.18	Material adverse change

Any event or series of events occurs which has a Material Adverse Effect.

23.19	Remedies following an Event of Default

If an Event of Default is continuing, the Lender may, by notice to the Borrower:

(a)	cancel all or any part of the Commitment;

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	immediately due and payable on demand by the Lender.

Any notice given under this Subclause will take effect in accordance with its terms.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts

Accounts maintained by the Lender in connection with the Finance Documents are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

24.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3	Calculations

Any interest or fee accruing under the Finance Documents accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

25.	CONSEQUENTIAL DAMAGES

Notwithstanding any provision under a Finance Document to the contrary, the Lender shall not in any event be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable, even if the Lender has been advised of the likelihood of such loss or damage, unless the claim for loss or damage is made in respect of its own fraud, gross negligence or wilful misconduct.

26.	AMENDMENTS AND WAIVERS

26.1	Procedure

(a)	Subject to the direction of K-SURE to the extent applicable under the K-SURE Insurance Policy, any term of or any right or remedy under the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower.

(b)	The Parties acknowledge and agree that any amendment to or waiver in respect of any Finance Document affecting the liabilities, obligations or rights of the Lender requires the prior written approval of K-SURE.

26.2	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Lender (after consultation with the Borrower) determines is necessary to reflect the change.

26.3	Waivers and remedies cumulative

The rights of the Lender under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

26.4	Changes to reference rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)	(A) aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implement market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

(b)	In this Clause 26.4:

Published Rate means:

(a)	Overnight SOFR; or

(b)	Term SOFR for any Quoted Tenor.

Published Rate Replacement Event means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has , in the opinion of the Lender and the Borrower, materially changed;

(b)	(i)	(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrower) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the Reference Rate Contingency Period; or

(d)	in the opinion of the Lender and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

Reference Rate Contingency Period means a period of 20 days.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Published Rate; or

(c)	in the opinion of the Lender and the Borrower, an appropriate successor to a Published Rate.

27.	TRANSFER BY THE BORROWER AND LENDER

27.1	Assignments and transfers by the Borrower

The Borrower may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lender and K-SURE.

27.2	Assignments and transfers by the Lender

(a)	Subject to this Clause 26.4, the Lender (the Existing Lender) may at any time:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution, insurer, reinsurer, trust, fund, securitisation vehicle, any of its Affiliates, branches or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or for the purpose of the Lender’s refinancing or hedging in respect of the Loan (the New Lender).

(b)	Subject to paragraphs (c) and (d) below, the consent of the Borrower shall be required for any assignment or transfer by the Existing Lender.

(c)	The consent of the Borrower shall not be required:

(i)	for any assignment or transfer to an Affiliate or branch of the Existing Lender; and

(ii)	if a Default is continuing.

(d)	The consent of the Borrower referred to in paragraph (b) above shall not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(e)	If:

(i)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender under Clause 12 (Taxes) or Clause 13 (Increased Costs), then the New Lender is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment, transfer or change had not occurred.

(f)	The consent of K-SURE is required for any assignment or transfer by the Lender.

(g)	A transfer of obligations will be effective only on receipt of the Borrower of written confirmation from the New Lender (in form and substance satisfactory to the Borrower) that it is bound by the terms of this Agreement as the Lender. On the transfer becoming effective in this manner, the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

27.3	Transfers to K-SURE

Notwithstanding any other provisions of the Finance Documents, the Lender may assign or transfer any of its rights and/or obligations to K-SURE to the extent and in a manner required under the K- SURE Insurance Policy, without prior notice to, or the consent of, the Borrower.

28.	DISCLOSURE OF INFORMATION

(a)	The Lender must keep confidential any information supplied to it by or on behalf of the Borrower in connection with the Finance Documents. However, the Lender is entitled to disclose information:

(i)	to any of its Affiliate, head office, branches or representatives;

(ii)	which is publicly available, other than as a result of a breach by the Lender of this Clause;

(iii)	in connection with any legal or arbitration proceedings;

(iv)	if required to do so under any law or regulation;

(v)	to a governmental, banking, taxation or other regulatory authority;

(vi)	to its professional advisers and service providers (including its auditors or its Affiliates’ auditors);

(vii)	to any rating agency;

(viii)	to K-SURE or to any person providing credit, political or any other form of insurance cover to the Lender or any of its affiliates (including without limitation insurers, reinsurers, brokers and any other risk mitigation provider) in respect of or in connection with the Finance Documents and their respective professional advisers;

(ix)	to any person in connection with or in contemplation of a securitisation or other transactions having a similar effect;

(x)	to any person appointed by the Lender or by a person to whom paragraph (c) below applies to provide administration or settlement services in respect of one or more of the Finance Documents;

(xi)	to the extent allowed under paragraph (b) below;

(xii)	to the extent allowed under paragraph (c) below;

(xiii)	any informative services which the Borrower or the Lender is interested in providing general information in relation to this Agreement; or

(xiv)	with the agreement of the Borrower, provided that:

(A)	in the case of paragraphs (a)(i) and (a)(vi) above, such person is made aware in writing of its confidential nature and that some or all of such confidential information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the confidential information;

(B)	in the case of paragraphs (a)(iii), (a)(iv), (a)(v), (a)(viii) and (a)(xi) the person to whom the confidential information is to be given is informed of its confidential nature and that some or all of such confidential information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(C)	in the case of paragraph (a)(x), (a)(ix) and (a)(xii) above, the person has entered into a confidentiality undertaking (substantially in the form of the LMA Master Confidentiality Undertaking for Use with Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender) except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the confidential information; and

(D)	in the case of paragraphs (a)(vii) and (a)(xiii), such disclosure is only of such confidential information as may be required to be disclosed to enable such rating agency or informative services provider to carry out its normal activities in relation to the Finance Documents and/or the Borrower if the rating agency or informative services provider to whom the confidential information is to be given is informed of its confidential nature and that some or all of such confidential information may be price-sensitive information.

(b)	The Lender may:

(i)	provide information about the Finance Documents to any governmental, banking, taxation or other regulatory authority of the Republic of Korea (including K-SURE), the European Union or to international institutions which are charged by any such authority with collecting statistical data; and

(ii)	allow them to inspect and receive any records relating to the Finance Documents.

(c)	The Lender may disclose a copy of any Finance Document or any information which the Lender has acquired under or in connection with any Finance Document to:

(i)	any person with (or through) whom the Lender enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or the Borrower (a Potential Transferee);

(ii)	any Affiliate, representative, delegate, agent or professional adviser of that Potential Transferee;

(iii)	any person appointed by a Potential Transferee to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf; and

(iv)	any person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) above,

provided that before any such person may receive any confidential information, the Lender will use its reasonable endeavours to ensure that such person agrees to keep that information confidential on the terms of paragraph (a) above as if it were the Lender.

(d)	This Clause supersedes any previous confidentiality undertaking given by the Lender in connection with this Agreement prior to it becoming a Party.

29.	SET-OFF

The Lender (or its Affiliate) may set-off any matured obligation owed to it by the Borrower under the Finance Documents (to the extent beneficially owned by the Lender (or its Affiliate)) against any obligation (whether or not matured) owed by the Lender (or its Affiliate) to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender (or its Affiliate) may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Lender (or its Affiliate) must notify the Borrower of any such set-off or conversion.

30.	PAYMENT MECHANICS

30.1	Payments to the Lender

(a)	On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made by the Borrower to such account as the Lender specifies.

30.2	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment of the Lender’s expenses and fees owing to the Lender under the Finance Documents;

(ii)	secondly, in or towards payment of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.

30.3	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in US Dollars.

30.4	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

30.5	No set-off or counterclaim

All payments made by the Borrower under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

30.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Lender determines is market practice.

(b)	During any extension of the due date for payment of any principal under paragraph (a) above, interest is payable on that principal at the rate payable on the original due date.

30.7	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within 5 days of demand by the Lender.

31.	SEVERABILITY

If, at any time, a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, it will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.	ROLE OF THE MANDATED LEAD ARRANGER AND BOOKRUNNER

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger and Bookrunner has no obligations of any kind to any other Party under or in connection with any Finance Documents.

34.	NOTICES

34.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax or email; or

(ii)	to the extent agreed by the Parties making and receiving communication, by other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under of in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below; and

(b)	in the case of the Lender, that identified with its name below,

or any substitute address or fax number or department or officer as the Borrower may notify to the Lender (or the Lender may notify to the Borrower, if a change is made by the Lender) by not less that 5 Business Days.

34.3	Effectiveness

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause

34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (b) above, on a non-working day or after 5pm in the place of receipt shall be deemed only to become effective on the next working day in that place.

34.4	Electronic communication

(a)	Any communication to be made between the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if the Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them by not less than 5 Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and the Lender may only be made in that way to the extent that the Lender and the Borrower agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between the Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by the Borrower to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, on a non-working day or after 5pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the next working day in that place.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 34.4.

(f)	An electronic communication will be treated as being in writing for the purposes of the Finance Documents.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute including a dispute relating to any non-contractual obligation arising out of or in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. The Borrower agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document. For such purpose, the Borrower hereby expressly agrees to submit to the exclusive jurisdiction of the English courts, expressly waiving any other jurisdiction which may correspond to it in virtue of its present or future domicile or other.

(c)	This Clause is for the benefit of the Lender only. To the extent allowed by law, the Lender may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

37.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(i)	irrevocably appoints Silvertown Investco Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Borrower must immediately (and in any event within 5 Business Days of the event taking place) appoint another agent.

(c)	The Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

37.3	Waiver of immunity

The Borrower irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by the Lender against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives, to the fullest extent permitted by the applicable laws, all rights of immunity in respect of it or its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

A.	Corporate documentation of the Borrower

1.	A copy of the constitutional documents of the Borrower, being the commercial registry extracts and the articles of incorporation.

2.	A copy of the up-to-date internal regulations of the board of directors of the Borrower.

3.	A copy of the up-to-date internal regulations on the delegation of authority of the Borrower.

4.	The internal approval document of the Company with respect to the Facility Agreement.

5.	A seal impression certificate of a director of the Borrower (법인인감증명서 in Korean).

6.	A specimen of the signature of each person authorised on behalf of the Borrower to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

7.	A certificate of an authorised signatory of the Borrower certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

8.	A copy of each authorisation from the relevant foreign exchange authorities in Korea required with respect to the borrowing under the relevant Finance Documents.

B.	Finance Documents

A duly executed copy of this Agreement.

C.	Legal opinions

1.	A legal opinion of Allen & Overy, legal advisers as to English laws to the Original Lender and K- SURE, addressed to the Original Lender and K-SURE.

2.	A legal opinion of Kim & Chang, legal advisers as to Korean law to the Original Lender and K-SURE, addressed to the Original Lender and K-SURE.

3.	A legal opinion of Kim & Chang, legal advisers as to Korean laws to the Original Lender and K- SURE, in relation to K-SURE and the K-SURE Insurance Policy addressed to the Original Lender.

D.	Other documents and evidence

1.	A copy of a certificate of the Borrower (affixed with the Borrower’s registered corporate seal (법인인감 in Korean)):

(a)	confirming that the obligations of the parties to the Securities Purchase Agreement to effect the Acquisition have, or will on or prior to the Acquisition Closing Date, become unconditional (other than payment of the purchase price thereunder and obligations and conditions that by their terms are to be satisfied on the Acquisition Closing Date);

(b)	confirming that the terms of the Securities Purchase Agreement have not been amended or waived in a manner which would be materially adverse to the interests of the Lender under the Finance Documents (taken as a whole) (other than any amendment or waiver made with the prior consent of the Lender);

(c)	confirming that it has or will have sufficient funds, together with the proceeds of the Loan, to pay the Acquisition Price in full;

(d)	providing a list of all Material Subsidiaries of the Borrower as at the date of this Agreement;

(e)	confirming that the KEXIM Facility Agreement or any agreement or document in connection with the KEXIM Facility Agreement do not contain terms in respect of the provisions of Security Interests, maturity date, events of default and mandatory prepayments (in each case, howsoever described) more favourable than the terms provided to the Lender pursuant to the Finance Documents; and

(f)	certifying that each copy document provided under section D of Schedule 1 is true, correct, complete and, as relevant, in full force and effect.

2.	A copy of the Securities Purchase Agreement.

3.	A copy of the Borrower’s Original Financial Statements.

4.	Evidence that all fees and expenses then due and payable from the Borrower under this Agreement have been or will be paid by the Utilisation Date.

5.	Evidence that the agent under the Finance Documents for service of process in England and Wales has accepted its appointment.

SCHEDULE 2

FORM OF REQUEST

From:	SK Ecoplant Co., Ltd. as Borrower

To:	[BNP Paribas] as Original Lender

Dated:	[ ]

Dear Sirs

SK ECOPLANT CO., LTD. – USD95,000,000 Facility Agreement

dated 12 December 2021 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	Interest Periods defined in the Agreement shall have the same meaning in this Request unless given a different meaning in this Request.

3.	We wish to borrow the Loan on the following terms:

Utilisation Date:	[ ]

Amount:	USD [ ]

4.	The proceeds of this Loan should be credited to the following account of the [Borrower]:

Account Name:	[	]

Account Number:	[	]

Account Bank:	[	]

Other required information:	[	]

5.	The proceeds of this Loan will be used to finance the Acquisition Price.

6.	This Request is irrevocable.

7.	We confirm that each condition specified in clause 3.2 (Further conditions precedent) of the Agreement is satisfied or will be satisfied on the Utilisation Date.

8.	We undertake to supply you with such additional information and documentation in our possession, and such clarification – to our knowledge, as you advise us is reasonably necessary in connection with the K-SURE Insurance Policy and we agree we will not hold you responsible for any delay in meeting this request for the Loan occasioned by you making such request for information.

9.	This Request is governed by and construed in accordance with English law.

Yours faithfully

……………………………………

Authorised signatory for
SK Ecoplant Co., Ltd.

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:	[LENDER] as Lender

From:	SK Ecoplant Co., Ltd. as Borrower

Date:	[ ]

SK ECOPLANT CO., LTD. – USD95,000,000 Facility Agreement
dated 12 December 2021 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that [no Default is continuing]/[the following Default[s] [is/are] continuing and the following steps are being taken to remedy [it/them]:

[       ].

3.	We confirm that:

(a)	Our Gearing Ratio is [●]:1;

(b)	[Our Interest Cover Ratio is [●]:1]; and

(c)	[Our Shareholder Equity is [●].]

A detailed calculation of the above mentioned ratios is attached hereto.

4.	The current Material Subsidiaries are:

(a)	[●];

(b)	[●]; and

(c)	[●].

SK Ecoplant Co., Ltd.

By:

[Director]

SIGNATORIES

Borrower

SK ECOPLANT CO., LTD.

By:	/s/ Kyung-il Park
Name:	Kyung-il Park
Function: President & CEO

Signature page to the Facility Agreement

Original Lender

BNP PARIBAS

By:

/s/ Kenneth Quinn	/s/ Logan Chong
Kenneth Quinn	Logan Chong
Head of Industry Groups	Managing Director

Signature page to the Facility Agreement

Mandated Lead Arranger and Bookrunner

BNP PARIBAS

By:

/s/ Kenneth Quinn	/s/ Logan Chong
Kenneth Quinn	Logan Chong
Head of Industry Groups	Managing Director

Signature page to the Facility Agreement